As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-207033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 REGISTRATION STATEMENT NO. 333-207033

UNDER

THE SECURITIES ACT OF 1933

TALEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4911	47-1197305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

835 Hamilton Street

Suite 150

Allentown, Pennsylvania 18101-1179

(888) 211-6011

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Thomas G. Douglass, Jr. General Counsel and Secretary 835 Hamilton Street Suite 150 Allentown, Pennsylvania 18101-1179 (888) 211-6011	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-1 (the “Registration Statement”) filed by Talen Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration No. 333-207033, filed on Form S-1 on September 18, 2015, as amended on October 29, 2015, and declared effective November 2, 2015, pertaining to the registration of up to 44,974,658 shares of the Company’s common stock, $0.001 par value per share held by Sapphire Power Holdings LLC, Raven Power Holdings LLC and C/R Energy Jade, LLC.

On June 2, 2016, the Company, RPH Parent LLC, a Delaware limited liability company (“RPH”), SPH Parent LLC, a Delaware limited liability company (“SPH”), CRJ Parent LLC, a Delaware limited liability company (“CRJ”) (each of RPH, SPH and CRJ, a “Parent” and collectively, “Parent”), and RJS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into the Agreement and Plan of Merger, providing for the merger of the Company with and into Merger Sub (the “Merger”). The Merger closed on December 6, 2016.

As a result of the completion of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on December 16, 2016.

TALEN ENERGY CORPORATION

By:	/s/ Thomas G. Douglass, Jr.
Name:	Thomas G. Douglass, Jr.
Title:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 16, 2016 by the following persons in the capacities indicated.

Name	Title

/s/ Ralph Alexander Ralph Alexander	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Alejandro Hernandez Alejandro Hernandez	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Carl Williams Carl Williams	Director

/s/ Michael Hoffman Michael Hoffman	Director

/s/ James Hackett James Hackett	Director